Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2012 THIRD-QUARTER RESULTS;

NARROWS 2012 REPORTED DILUTED EPS GUIDANCE TO A RANGE OF $5.12 TO $5.18

Third-Quarter 2012

•	Reported diluted earnings per share of $1.32, down by 2.2% versus $1.35 in 2011

•	Excluding currency, reported diluted earnings per share of $1.39 up by 3.0%

•	Adjusted diluted earnings per share of $1.38, up by 0.7% versus $1.37 in 2011, as detailed in the attached Schedule 12

•	Excluding currency, adjusted diluted earnings per share of $1.45, up by 5.8%

•	Cigarette shipment volume down by 1.3%

•	Reported net revenues, excluding excise taxes, down by 5.3% to $7.9 billion

•	Excluding currency and acquisitions, reported net revenues, excluding excise taxes, up by 3.4%

•	Reported operating companies income down by 1.5% to $3.7 billion

•	Excluding currency and acquisitions, reported operating companies income up by 4.8%

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 11, down by 1.7% to $3.7 billion

•	Excluding currency and acquisitions, adjusted operating companies income up by 4.5%

•	Operating income down by 1.5% to $3.6 billion

•	Increased its regular quarterly dividend by 10.4% to an annualized rate of $3.40 per common share

•	Repurchased 16.7 million shares of its common stock for $1.5 billion

•	Commenced a new three-year share repurchase program of $18 billion

Year-To-Date September 2012

•	Reported diluted earnings per share of $3.92, up by 4.3% versus $3.76 in 2011

•	Excluding currency, reported diluted earnings per share of $4.11, up by 9.3%

•	Adjusted diluted earnings per share of $3.99, up by 5.8% versus $3.77 in 2011, as detailed in the attached Schedule 16

•	Excluding currency, adjusted diluted earnings per share of $4.18, up by 10.9%

•	Cigarette shipment volume up by 0.7%, excluding acquisitions

•	Reported net revenues, excluding excise taxes, up by 0.3% to $23.5 billion

•	Excluding currency and acquisitions, reported net revenues, excluding excise taxes, up by 5.4%

•	Reported operating companies income up by 2.4% to $10.9 billion

•	Excluding currency and acquisitions, reported operating companies income up by 7.1%

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 15, up by 2.3% to $10.9 billion

•	Excluding currency and acquisitions, adjusted operating companies income up by 6.9%

•	Operating income up by 2.3% to $10.6 billion

Full-Year 2012

•	PMI narrows, at prevailing exchange rates, its 2012 full-year reported diluted earnings per share forecast to a range of $5.12 to $5.18 versus $4.85 in 2011

•

Excluding incremental adjustments since the previously announced forecast of July 19, 2012, of $0.05 per share for a net tax expense of $79 million related to the completion of the U.S. Federal Income Tax audit for the years 2004 through 2006, and $0.01 per share for asset impairment and exit costs, the range is forecast to be $5.18 to $5.24

•

Excluding a forecasted total unfavorable currency impact of approximately $0.23 for the full-year 2012, which compares favorably by $0.04 per share to the unfavorable full-year currency forecast of $0.27 per share previously announced on July 19, 2012, the reported diluted earnings forecast range of $5.12 to $5.18 per share represents a projected increase of approximately 10.5% to 11.5% versus $4.85 in 2011

•

Excluding the unfavorable impact of currency, the aforementioned net tax expense of $0.05 per share and year-to-date asset impairment and exit costs of $0.02 per share, the full-year reported diluted earnings forecast range of $5.12 to $5.18 per share represents a growth rate of approximately 11% to 12% versus adjusted diluted earnings per share of $4.88 in 2011, as detailed in the attached Schedule 20

NEW YORK, October 18, 2012 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2012 third-quarter results.

“Despite the difficult comparisons in the third-quarter, we remain confident that the fundamentals of our business are solid as a whole, which is testament to our progress, especially in our Asia and EEMA Regions,” said Louis C. Camilleri, Chairman of the Board and Chief Executive Officer.

“We expect to achieve our annual organic volume growth target of 1% in 2012 and our adjusted diluted EPS growth to be in line with our mid-to-long term constant currency annual growth target.”

“We were pleased to announce an increase to our regular quarterly dividend of 10.4% during the quarter. Since the spin-off, we have increased the dividend by 84.8% to an annualized rate of $3.40 per common share.”

Conference Call

A conference call, hosted by Jacek Olczak, Chief Financial Officer, with members of the investment community and news media, will be webcast at 9:00 a.m., Eastern Time, on October 18, 2012. Access is available at www.pmi.com.

Dividends and Share Repurchase Program

PMI increased its regular quarterly dividend during the quarter to $0.85, up by 10.4% from $0.77, which represents an annualized rate of $3.40 per common share. Since its spin-off in March 2008, PMI has increased its regular quarterly dividend by 84.8% from the initial annualized rate of $1.84 per common share.

In July 2012, PMI completed ahead of schedule its three-year share repurchase program of $12 billion that began in May 2010, and, in August 2012, initiated a new three-year share repurchase program of

$18 billion. During the quarter, PMI spent $1.5 billion to repurchase 16.7 million shares. On a September year-to-date basis, PMI spent $4.5 billion to repurchase 52.5 million shares, as shown in the table below.

2012 PMI Share Repurchases

	Value	Shares
	($ Mio.)	000
$12 billion, three-year program
January-March	1,500	18,057
April-June	1,535	17,774
July	612	6,861
$18 billion, three-year program
August-September	893	9,825

Total	4,540	52,517

Since May 2008, when PMI began its first share repurchase program of $13 billion, which was completed in April 2010, the company has spent an aggregate of $25.9 billion to repurchase 466.6 million shares at an average price of $55.49 per share, or 22.1% of the shares outstanding at the time of the spin-off in March 2008. PMI has a share repurchase target for the full-year 2012 of $6 billion.

2012 Full-Year Forecast

PMI narrows, at prevailing exchange rates, its 2012 full-year reported diluted earnings per share forecast to a range of $5.12 to $5.18 versus $4.85 in 2011. Excluding incremental adjustments since the previously announced forecast of July 19, 2012, of $0.05 per share for a net tax expense of $79 million related to the completion of the U.S. Federal Income Tax audit for the years 2004 through 2006, and $0.01 per share for asset impairment and exit costs, the range is forecast to be $5.18 to $5.24.

Excluding a forecasted total unfavorable currency impact of approximately $0.23 for the full-year 2012, which compares favorably by $0.04 per share to the unfavorable full-year currency forecast of $0.27 per share previously announced on July 19, 2012, the reported diluted earnings forecast range of $5.12 to $5.18 per share represents a projected increase of approximately 10.5% to 11.5% versus $4.85 in 2011.

Excluding the unfavorable impact of currency, the aforementioned net tax expense of $0.05 per share and year-to-date asset impairment and exit costs of $0.02 per share, the full-year reported diluted earnings forecast range of $5.12 to $5.18 per share represents a growth rate of approximately 11% to 12% versus adjusted diluted earnings per share of $4.88 in 2011, as detailed in the attached Schedule 20.

This guidance excludes the impact of any potential future acquisitions, unanticipated asset impairment and exit cost charges, and any unusual events.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2012 THIRD-QUARTER CONSOLIDATED RESULTS

In this press release, “PMI” refers to Philip Morris International Inc. and its subsidiaries. References to total international cigarette market, defined as worldwide cigarette volume excluding the United States, total cigarette market, total market and market shares are PMI estimates based on the latest available data from a number of internal and external sources and may, in defined instances, exclude the People’s Republic of China and/or PMI’s duty-free business. The term “net revenues” refers to operating revenues from the sale of our products, excluding excise taxes and net of sales and promotion incentives.

Operating companies income, or “OCI”, is defined as operating income before general corporate expenses and the amortization of intangibles. PMI’s management evaluates business segment performance and allocates resources based on OCI. Management also reviews OCI, OCI margins and earnings per share, or “EPS”, on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, discrete tax items and unusual items), earnings before interest, taxes, depreciation, and amortization, or “EBITDA”, free cash flow, defined as net cash provided by operating activities less capital expenditures, and net debt. PMI believes it is appropriate to disclose these measures as they improve comparability and help investors analyze business performance and trends. Non-GAAP measures used in this release should be considered neither in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP. Comparisons are to the same prior-year period unless otherwise stated. For a reconciliation of non-GAAP measures to corresponding GAAP measures, see the relevant schedules provided with this release.

NET REVENUES

PMI Net Revenues ($ Millions)

	Third-Quarter				Nine Months Year-To-Date
	2012	2011	Change	Excl. Curr.	2012	2011	Change	Excl. Curr.
European Union	$2,125	$2,506	(15.2)%	(1.9)%	$6,463	$7,004	(7.7)%	0.6%
Eastern Europe, Middle East & Africa	2,207	2,210	(0.1)%	9.4%	6,193	5,909	4.8%	11.8%
Asia	2,761	2,799	(1.4)%	2.4%	8,393	8,058	4.2%	4.9%
Latin America & Canada	827	847	(2.4)%	7.3%	2,439	2,455	(0.7)%	6.4%

Total PMI	$7,920	$8,362	(5.3)%	3.5%	$23,488	$23,426	0.3%	5.5%

Net revenues of $7.9 billion were down by 5.3% in the quarter, including unfavorable currency of $731 million. Excluding currency and acquisitions, net revenues increased by 3.4%, driven by favorable pricing of $505 million, partly offset by unfavorable volume/mix of $223 million.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)

	Third-Quarter				Nine Months Year-To-Date
	2012	2011	Change	Excl. Curr.	2012	2011	Change	Excl. Curr.
European Union	$1,085	$1,262	(14.0)%	(2.1)%	$3,232	$3,548	(8.9)%	(0.3)%
Eastern Europe, Middle East & Africa	1,047	925	13.2%	19.6%	2,805	2,482	13.0%	20.4%
Asia	1,297	1,309	(0.9)%	(0.2)%	4,068	3,800	7.1%	5.8%
Latin America & Canada	267	255	4.7%	11.4%	753	774	(2.7)%	4.9%

Total PMI	$3,696	$3,751	(1.5)%	4.8%	$10,858	$10,604	2.4%	7.1%

Reported operating companies income was down by 1.5% to $3.7 billion in the quarter, including unfavorable currency of $236 million. Excluding currency, operating companies income was up by 4.8%, driven by higher pricing, partly offset by unfavorable volume/mix of $200 million, higher manufacturing costs and increased marketing, sales and distribution investments, notably in Brazil, Colombia, Germany, Indonesia, the Philippines and Russia. Adjusted operating companies income declined by 1.7% as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency and acquisitions, increased by 4.5%.

PMI Operating Companies Income ($ Millions)

	Third-Quarter				Nine Months Year-To-Date
	2012	2011	Change		2012	2011	Change
Reported OCI	$3,696	$3,751	(1.5)%		$10,858	$10,604	2.4%
Asset impairment & exit costs	(34)	(43)			(50)	(60)

Adjusted OCI	$3,730	$3,794	(1.7)%		$10,908	$10,664	2.3%
Adjusted OCI Margin*	47.1%	45.4%	1.7	p.p.	46.4%	45.5%	0.9	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Adjusted operating companies income margin, excluding the impact of currency and acquisitions, was up by 0.5 percentage points to 45.9% during the quarter, as detailed on Schedule 11.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	Third-Quarter			Nine Months Year-To-Date
	2012	2011	Change	2012	2011	Change
European Union	51,629	56,198	(8.1)%	151,222	161,913	(6.6)%
Eastern Europe, Middle East & Africa	81,388	79,053	3.0%	226,472	218,032	3.9%
Asia	79,507	79,053	0.6%	244,009	235,187	3.8%
Latin America & Canada	24,007	25,243	(4.9)%	72,214	73,512	(1.8)%

Total PMI	236,531	239,547	(1.3)%	693,917	688,644	0.8%

PMI’s cigarette shipment volume was down in the quarter by 1.3%. PMI’s September year-to-date cigarette shipment volume was up by 0.7%, excluding acquisitions. Excluding acquisitions and the Japan hurdle of 6.3 billion units related to additional volume shipped in the second quarter of 2011 following the disruption of PMI’s principal competitor’s supply chain, PMI’s September year-to-date cigarette shipment volume was up by a strong 1.7%.

In the EU, PMI’s total cigarette shipment volume decreased by 8.1% in the quarter, predominantly due to a lower total market, particularly in southern Europe. PMI’s September year-to-date cigarette shipment volume was down by 6.6%.

In EEMA, PMI’s total cigarette shipment volume grew by 3.0% in the quarter, driven mainly by improved market conditions in Egypt and favorable distributor inventory movements and higher share in Russia. PMI’s September year-to-date cigarette shipment volume was up by 3.9%.

In Asia, PMI’s total cigarette shipment volume increased by 0.6% in the quarter, driven mainly by Indonesia, Thailand and Vietnam, largely offset by Japan, due to: an unfavorable comparison with the prior year period in which depleted PMI distributor inventories and trade inventories of competitive product were rebuilt; and Korea. PMI’s September year-to-date cigarette shipment volume was up by 3.8%. Excluding the Japan hurdle of 6.3 billion units, PMI’s September year-to-date cigarette shipment volume in Asia was up by 6.6%.

In Latin America & Canada, PMI’s total cigarette shipment volume decreased by 4.9% in the quarter, mainly due to a lower total market in Argentina, Brazil, Colombia and Mexico. PMI’s September year-to-date cigarette shipment volume decreased by 1.8%.

Total cigarette shipment volume of Marlboro of 77.1 billion units was down by 2.3% in the quarter, reflecting a decline in the EU of 5.8%, notably in France, Italy and Spain, partly offset by Germany and Poland, a marginal decline in EEMA of 0.5% and a decline in Latin America & Canada of 2.6%. Cigarette shipment volume of Marlboro grew slightly in Asia by 0.6%, driven by gains in Indonesia and the Philippines, partly offset by declines in Japan and Korea. Total September year-to-date cigarette shipment volume of Marlboro was up by 0.3%, or by 1.1% excluding the Japan hurdle.

Total cigarette shipment volume of L&M of 24.6 billion units was up by 3.4% in the quarter, reflecting growth of 12.6% in EEMA, notably in Egypt and Russia, 9.0% in Asia, mainly Thailand, and 1.7% in Latin America & Canada. Cigarette shipment volume of L&M declined by 8.4% in the EU, notably in Greece, Poland and Spain. Total September year-to-date cigarette shipment volume of L&M was up by 2.2%.

Total cigarette shipment volume of Bond Street of 12.8 billion units increased by 3.4% in the quarter, led mainly by growth in Kazakhstan, Russia and Ukraine, partly offset by a decline in Hungary. Total September year-to-date cigarette shipment volume of Bond Street was up by 4.8%.

Total cigarette shipment volume of Parliament of 11.7 billion units was up by a robust 10.7%, fueled by strong growth of 13.8% in EEMA, driven notably by Kazakhstan, Russia and Turkey, and growth of 3.5% in Asia, led by Japan. Total September year-to-date cigarette shipment volume of Parliament was up by 9.4%. Excluding the Japan hurdle, total cigarette shipment volume of Parliament increased by 10.6% September year-to-date.

Total cigarette shipment volume of Philip Morris of 9.4 billion units decreased by 4.0% in the quarter, mainly reflecting a decline in Japan and the Philippines, partly offset by growth in Italy. Total September year-to-date cigarette shipment volume of Philip Morris was down by 3.6%. Excluding the Japan hurdle, total cigarette shipment volume of Philip Morris declined by 1.3% September year-to-date.

Total cigarette shipment volume of Chesterfield of 9.4 billion units was down by 6.0% in the quarter, due mainly to a decline in Spain and Ukraine. Total September year-to-date cigarette shipment volume of Chesterfield was down by 2.3%.

Total cigarette shipment volume of Lark of 8.1 billion units decreased by 16.0% in the quarter, due to a decline in Japan, and by 8.1% September year-to-date. Excluding the Japan hurdle, total shipment volume of Lark increased by 2.1% September year-to-date.

Excluding acquisitions, total shipment volume of other tobacco products (OTP), in cigarette equivalent units, grew by 6.8% in the quarter, notably in Belgium, Italy and Spain, and by 11.0% September year-to-date.

Excluding acquisitions, total shipment volume for cigarettes and OTP combined was down by 1.0% for the quarter and up by 1.0% September year-to-date. Excluding acquisitions and the Japan hurdle, total shipment volume for cigarettes and OTP combined was up by 1.9% September year-to-date. OTP, which is primarily sold within the EU Region, is not significant to PMI’s net revenues.

PMI’s September year-to-date market share performance was stable, or registered growth, in a number of key markets, including Algeria, Argentina, Austria, Belgium, Brazil, Egypt, Germany, Indonesia, Kazakhstan, Mexico, Poland, Russia, Thailand, Turkey and Ukraine.

EUROPEAN UNION REGION (EU)

In the EU, net revenues decreased by 15.2% to $2.1 billion in the quarter, including unfavorable currency of $334 million. Excluding currency, net revenues decreased by 1.9%, mainly reflecting unfavorable volume/mix of $154 million, predominantly due to a lower total market in Italy and a lower total market and share in France, Portugal and Spain. The decrease was partly offset by favorable pricing of $107 million, driven by France, Germany, the Netherlands, Poland, Spain and Switzerland. September year-to-date, net revenues, excluding currency, were up by 0.6%, driven by higher pricing of $382 million, partially offset by unfavorable volume/mix of $340 million.

Operating companies income decreased by 14.0% to $1.1 billion in the quarter, including unfavorable currency of $151 million. Excluding the unfavorable impact of currency, operating companies income decreased by 2.1%, as higher pricing was more than offset by: an unfavorable volume/mix of $124 million; higher manufacturing costs, mainly related to the mandated implementation of reduced cigarette ignition propensity standards which began in the fourth quarter of 2011; and higher marketing costs, principally reflecting marketing investment behind new brand launches in Germany, Italy, Spain and Switzerland. September year-to-date operating companies income, excluding currency, was down by 0.3%.

Adjusted operating companies income decreased by 14.8% in the quarter, as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency, decreased by 2.9% in the quarter and by 0.9% September year-to-date.

EU Operating Companies Income ($ Millions)

	Third-Quarter				Nine Months Year-To-Date
	2012	2011	Change		2012	2011	Change
Reported OCI	$1,085	$1,262	(14.0)%		$3,232	$3,548	(8.9)%
Asset impairment & exit costs	0	(11)			0	(23)

Adjusted OCI	$1,085	$1,273	(14.8)%		$3,232	$3,571	(9.5)%
Adjusted OCI Margin*	51.1%	50.8%	0.3	p.p.	50.0%	51.0%	(1.0	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was down by 0.5 percentage points to 50.3% in the quarter, as detailed on Schedule 11, or down by 0.8 points to 50.2% September year-to-date, as detailed on Schedule 15, primarily as a result of the aforementioned higher manufacturing and marketing costs.

The total cigarette market in the EU declined by 7.5% to 137.8 billion units in the quarter, due primarily to tax-driven price increases, the unfavorable economic environment, particularly in southern Europe, and the impact of related austerity measures, the growth of the OTP segment, and the prevalence of illicit trade. September year-to-date, the total cigarette market in the EU declined by 6.5% to 395.7 billion units.

PMI’s cigarette shipment volume in the EU declined by 8.1% in the quarter, due principally to a lower total market across the Region. PMI’s September year-to-date cigarette shipment volume in the EU declined by 6.6%, mainly due to a lower total market. Shipment volume of Marlboro in the quarter decreased by 5.8%, mainly due to a lower total market, partially offset by higher share. Shipment volume of Marlboro

September year-to-date was down by 5.0%. Shipment volume of L&M was down by 8.4% in the quarter, mainly reflecting lower share, and down by 4.3% September year-to-date. Shipment volume of Chesterfield was essentially flat in the quarter and up by 4.6% September year-to-date.

PMI’s market share in the EU in the quarter was essentially flat at 38.1% as gains, notably in Belgium, Hungary, Italy, the Netherlands and Poland were more than offset by declines, primarily in the Czech Republic, France and Portugal. Marlboro’s share was up by 0.4 points to 18.4%, reflecting a higher share mainly in Belgium, Germany, Greece, Hungary, Italy and Poland, which more than offset lower share mainly in France, Portugal and Spain. L&M’s market share was down by 0.2 points to 6.5%, due to declines primarily in France, Greece, Poland and Portugal, partly offset by gains in the Czech Republic, the Netherlands and the Slovak Republic. Chesterfield’s market share was up by 0.3 points to 3.5%, driven notably by gains in the Czech Republic, Hungary, Poland, Portugal and Spain. Philip Morris’ market share was up marginally by 0.1 point to 2.1%, with gains, notably in the Czech Republic, Italy and Portugal, partly offset by a decline in Spain.

PMI’s shipments of OTP, in cigarette equivalent units, grew by 10.9% in the quarter, or by 18.8% September year-to-date, reflecting a higher total market and share mainly in France, Germany, Italy and Spain. PMI’s OTP total market share was 12.1%, up by 0.5 points, driven by fine cut gains notably in Belgium, up by 1.8 points to 16.3%, Greece, up by 6.0 points to 13.2%, Italy, up by 13.7 points to 27.2% and Spain, up by 2.1 points to 11.9%. PMI’s OTP total market share September year-to-date was 12.4%, up by 1.2 points.

EU Key Market Commentaries

In the Czech Republic, the total cigarette market was down by 3.5% to 5.3 billion units, mainly reflecting the impact of excise tax-driven price increases in the first and second quarters of 2012 and growth of the fine cut category. September year-to-date, the total cigarette market was down by 3.6% to 15.2 billion units. PMI’s shipments were down by 7.9% in the quarter and by 8.0% September year-to-date. Market share in the quarter was down by 2.0 points to 42.5%, principally reflecting continued share declines for lower-margin local brands, such as Petra and Sparta, down by a combined 1.1 points to 6.0%, and Red & White, down by 1.9 points to 11.5%. This decline was partly offset by a higher share for Marlboro, L&M, Chesterfield and Philip Morris, up by 0.1, 0.4, 1.1 and 0.6 points to 7.3%, 7.4%, 1.4% and 2.9%, respectively. PMI’s September year-to-date market share was down by 2.1 points to 42.9%.

In France, the total cigarette market was down by 4.6% to 13.6 billion units, mainly reflecting the impact of price increases in the fourth quarter of 2011 and lower tourism. September year-to-date, the total cigarette market was down by 4.2% to 39.9 billion units. PMI’s shipments were down by 9.2% in the quarter and by 6.5% September year-to-date. PMI’s market share was down in the quarter by 1.5 points to 38.9%, mainly due to Marlboro, down by 1.4 points to 24.5%, reflecting its crossing of the €6.00 per pack price threshold ahead of competitive brands, and to L&M, down by 0.4 points to 2.5%. Market share of premium Philip Morris was flat at 8.2% and share of Chesterfield was up by 0.3 points to 3.3%. PMI’s September year-to-date market share was down by 1.1 points to 39.5%. PMI’s market share of the fine cut category was up by 0.1 point to 25.3% in the quarter and up by 1.1 points to 25.5% September year-to-date.

In Germany, the total cigarette market was down by 2.0% to 21.8 billion units, mainly reflecting the unfavorable impact of price increases in June 2011 and March 2012. September year-to-date, the total cigarette market was down by 1.5% to 63.0 billion units. PMI’s shipments were down by 2.0% in the quarter and by 1.1% September year-to-date. PMI’s market share in the quarter was flat at 35.2%, with Marlboro up by 0.2 points to 21.0%, L&M down slightly by 0.1 point to 10.2% and Chesterfield flat at 0.8%. PMI’s September year-to-date market share was up slightly by 0.1 point to 35.8%. PMI’s market share of the fine cut category was flat at 14.7% in the quarter and up by 0.7 points to 15.5% September year-to-date.

In Italy, the total cigarette market was down by 10.1% to 21.0 billion units, reflecting the impact of price increases in July and September 2011, and March 2012, an unfavorable economic environment, strong growth in the fine cut category, and an increase in illicit trade. September year-to-date, the total cigarette market was down by 9.0% to 59.8 billion units. PMI’s shipments were down by 6.9% in the quarter and by 8.1% September year-to-date. PMI’s market share increased in the quarter by 0.2 points to 53.2%, driven largely by Marlboro, up by 0.8 points to 23.5%, fueled by the March 2012 and June 2012 launches of Marlboro Silver and Marlboro Pocket Pack. Market share of low-price Diana, down by 0.9 points to 12.2%, was partially offset by the Philip Morris brand, up by 0.4 points to 3.7%, benefiting from the first-quarter 2012 launch of Philip Morris Selection in the low-price segment. PMI’s September year-to-date market share was down by 0.3 points to 53.0%. PMI’s market share of the fine cut category was up by 13.5 points to 27.2% and up by 21.3 points to 28.9% September year-to-date.

In Poland, the total cigarette market was down by 7.5% to 13.8 billion units, mainly reflecting the impact of price increases in the first quarter of 2012 and the timing of trade inventory movements in the quarter. September year-to-date, the total cigarette market was down by 5.0% to 40.7 billion units. While PMI’s shipments were down by 2.3% in the quarter, and by 2.7% September year-to-date, market share was up by 2.0 points to 37.1% in the quarter, benefiting from the launch of two new super slims variants in the second quarter, Marlboro Gold Prime Edge and Marlboro Mint Stream. Market shares of Marlboro, Chesterfield and Red & White were up by 1.9, 0.7 and 0.3 points to 11.6%, 1.9% and 5.4%, respectively. While share of L&M was down by 0.3 points in the quarter to 16.6%, it was up by 0.3 points compared to the second quarter 2012. PMI’s September year-to-date market share was up by 0.9 points to 35.7%. PMI’s market share of the fine cut category was down by 2.3 points to 18.7% in the quarter and up by 0.3 points to 18.9% September year-to-date.

In Spain, the total cigarette market was down by 12.8% to 14.8 billion units, mainly reflecting the impact of price increases in the second half of 2011 and second quarter of 2012, the unfavorable economic environment, the growth of the OTP category and illicit trade. September year-to-date, the total cigarette market was down by 11.0% to 41.4 billion units. PMI’s shipments were down by 18.7% in the quarter and by 13.0% September year-to-date. Market share was down by 0.1 point to 31.2%, with higher share of Chesterfield, revamped in the first quarter of 2012, up by 0.5 points to 9.0%, offset by Marlboro, down by 0.3 points to 14.9% and Philip Morris, down by 0.2 points to 0.9%. Market share of L&M was flat at 6.3%. PMI’s September year-to-date market share was down by 0.6 points to 30.4%. PMI’s market share of the fine cut category was up by 2.1 points to 11.9% in the quarter and up by 0.4 points to 11.4% September year-to-date.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

In EEMA, net revenues were essentially flat at $2.2 billion, including unfavorable currency of $211 million. Excluding the impact of currency and acquisitions, net revenues increased by 9.1%, primarily due to favorable pricing of $149 million and favorable volume/mix of $52 million, the fifth consecutive quarter of favorable volume/mix. September year-to-date, net revenues, excluding currency and acquisitions, were up by 11.3%, driven by higher pricing and favorable volume/mix of $365 million and $303 million, respectively.

Operating companies income increased by 13.2% to $1.0 billion, despite unfavorable currency of $59 million. Excluding the impact of currency and acquisitions, operating companies income increased by 19.4%, due primarily to higher pricing and favorable volume/mix of $55 million, partly offset by higher costs, principally related to investments in marketing and business infrastructure, mainly in Russia. September year-to-date, operating companies income, excluding currency and acquisitions, was up by 20.2%.

Adjusted operating companies income increased by 11.3%, as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency and acquisitions, increased by 17.3% in the quarter and was up by 19.4% September year-to-date.

EEMA Operating Companies Income ($ Millions)

	Third-Quarter				Nine Months Year-To-Date
	2012	2011	Change		2012	2011	Change
Reported OCI	$1,047	$925	13.2%		$2,805	$2,482	13.0%
Asset impairment & exit costs	0	(16)			0	(18)

Adjusted OCI	$1,047	$941	11.3%		$2,805	$2,500	12.2%
Adjusted OCI Margin*	47.4%	42.6%	4.8	p.p.	45.3%	42.3%	3.0	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency and acquisitions, adjusted operating companies income margin was up by 3.2 percentage points to 45.8%, as detailed on Schedule 11, or by 3.1 points to 45.4% September year-to-date, as detailed on Schedule 15.

PMI’s cigarette shipment volume in EEMA increased by 3.0%, predominantly due to improved market conditions in Egypt and the favorable timing of distributor inventory movements and higher market share in Russia.

PMI’s cigarette shipment volume of premium brands grew by 3.7%, driven by Parliament, up by 13.8%, mainly reflecting growth in Kazakhstan, Russia and Turkey.

EEMA Key Market Commentaries

In Russia, PMI’s shipment volume increased by 4.5% in the quarter, mainly reflecting favorable distributor inventory movements and a higher market share, and by 4.8% September year-to-date. Shipment volume of PMI’s premium portfolio in the quarter was up by 7.3%, driven primarily by Parliament, up by 16.7%. In the mid-price segment, shipment volume was up by 6.9%, mainly due to L&M, up by 23.5%, the fourth consecutive quarter of growth. In the low-price segment, shipment volume was up by 2.6%, driven by Apollo Soyuz, Bond Street and Next, up by 5.3%, 2.2% and 6.7%, respectively. PMI’s August quarter-to-date market share of 26.5%, as measured by Nielsen, was up by 0.7 points. Market share of Parliament was up by 0.1 point to 3.1%; Marlboro was down slightly by 0.1 point to 1.9%; L&M was up by 0.2 points to 2.6% and Chesterfield was essentially flat at 3.4%; Bond Street was up by 0.2 points to 6.5%; Next was up by 0.3 points to 2.9%; and Apollo Soyuz and Optima were essentially flat at 1.5% and 3.2%, respectively. PMI’s August year-to-date market share of 26.2%, as measured by Nielsen, was up by 0.6 points.

In Turkey, the total cigarette market increased by an estimated 1.2% to 25.9 billion units in the quarter, reflecting recovery after the October 2011 excise tax-driven price increase and a decline in illicit trade. September year-to-date, the total cigarette market increased by an estimated 3.4% to 72.2 billion units. PMI’s shipment volume increased by 1.8% in the quarter, notably premium and mid-price volume, up by 6.1% and 2.6%, respectively, and by 6.4% September year-to-date. PMI’s August quarter-to-date market share, as measured by Nielsen, grew by 0.4 points to 46.0%, driven by premium Parliament, mid-price Muratti and low-price Lark, up by 0.7, 0.3 and 0.3 share points to 9.1%, 6.6% and 12.2%, respectively, partly offset by a decline in low-price L&M, down by 0.3 points to 8.5%. Market share of Marlboro was down slightly by 0.1 point to 9.3%. PMI’s August year-to-date market share, as measured by Nielsen, grew by 0.6 points to 45.3%.

In Ukraine, the total cigarette market declined by 10.0% to 23.3 billion units, mainly due to the timing of trade inventory movements of competitive product in the third quarter of 2011. September year-to-date, the total cigarette market was down by 3.5% to 64.8 billion units. PMI’s shipment volume decreased by 4.8% and 2.0% in the quarter and September year-to-date, respectively. August quarter-to-date market share, as measured by Nielsen, was up by 0.2 points to 32.4%. Share for premium Parliament was up by 0.4 points to 3.2%. Share of Marlboro was flat at 5.7%, Chesterfield was down by 0.7 points to 6.9% and Bond Street was up by 1.4 points to 8.9%. August year-to-date market share, as measured by Nielsen, was up slightly by 0.1 point to 32.2%.

ASIA REGION

In Asia, net revenues decreased by 1.4% to $2.8 billion, including unfavorable currency of $104 million. Excluding the impact of currency, net revenues increased by 2.4%, reflecting the favorable impact of pricing of $149 million, principally in Australia, Indonesia, Korea and the Philippines, partially offset by an unfavorable volume/mix of $83 million, primarily due to: an unfavorable comparison in Japan with the third quarter of 2011 in which depleted PMI distributor inventories and trade inventories of competitive product were rebuilt; and, in Korea, lower market share reflecting the impact of PMI’s price increases in the first quarter of 2012. September year-to-date, net revenues, excluding currency and acquisitions, were up by 4.9%, driven by higher pricing of $393 million.

Operating companies income decreased by 0.9% to $1.3 billion. Excluding the unfavorable impact of currency of $9 million, operating companies income decreased by 0.2%, reflecting an unfavorable volume/mix of $96 million and higher costs, primarily related to marketing, notably in Indonesia and Japan, and restructuring charges in Malaysia and the Philippines, partly offset by higher pricing. September year-to-date, operating companies income, excluding currency, was up by 5.8%, benefiting from higher pricing, partly offset by unfavorable volume/mix due primarily to the Japan hurdle. Excluding Japan, volume/mix was favorable, driven by growth in Indonesia.

Adjusted operating companies income increased by 0.5% in the quarter as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency, increased by 1.2% in the quarter and was up by 6.3% September year-to-date.

Asia Operating Companies Income ($ Millions)

	Third-Quarter				Nine Months Year-To-Date
	2012	2011	Change		2012	2011	Change
Reported OCI	$1,297	$1,309	(0.9)%		$4,068	$3,800	7.1%
Asset impairment & exit costs	(24)	(5)			(24)	(7)

Adjusted OCI	$1,321	$1,314	0.5%		$4,092	$3,807	7.5%
Adjusted OCI Margin*	47.8%	46.9%	0.9	p.p.	48.8%	47.2%	1.6	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin was down by 0.5 percentage points to 46.4% in the quarter, as detailed on Schedule 11, or up by 0.7 points to 47.9% September year-to-date, as detailed on Schedule 15.

PMI’s cigarette shipment volume in Asia increased by 0.6% in the quarter, driven by growth in Indonesia, Thailand and Vietnam, largely offset by a decline in Japan. PMI’s cigarette shipment volume in Asia increased by 3.8% September year-to-date, or by 6.6% excluding the 6.3 billion units associated with the 2011 Japan hurdle.

Shipment volume of Marlboro was up by 0.6% in the quarter, driven by Indonesia, the Philippines and Vietnam, largely offset by Japan and Korea. Shipment volume of Marlboro was up by 3.0% September year-to-date, or by 6.2% excluding the related Japan hurdle volume.

Asia Key Market Commentaries

In Indonesia, the total cigarette market was up by 2.4% to 76.5 billion units, driven by growth in the premium and mid-price segments, and up by 6.7% September year-to-date. PMI’s shipment volume grew by 13.0% in the quarter and by 18.3% September year-to-date. PMI’s market share was up by 3.3 points to 34.9%, driven by all main brand families, notably by Sampoerna A in the premium segment, up by 1.5 points to 13.7%, and mid-price U Mild, up by 1.2 points to 3.3%. Marlboro’s market share was up by 0.4 points to 4.7% and its share of the “white” cigarettes segment increased by 6.1 points to 71.9%. Market share of Dji Sam Soe was flat at 7.8%. PMI’s September year-to-date market share was up by 3.3 points to 34.0%.

In Japan, the total cigarette market decreased by 7.7% to 50.6 billion units in the quarter. September year-to-date, the total cigarette market increased by 1.6% to 146.6 billion units. PMI’s shipment volume was down by 13.4% in the quarter, reflecting an unfavorable comparison with the third quarter of 2011 in which depleted PMI distributor inventories and trade inventories of competitive product were rebuilt. PMI’s September year-to-date shipment volume decreased by 10.5%, or increased by 3.0% excluding the additional hurdle volume of 6.3 billion units associated with 2011. PMI’s market share was down by 0.4 points to 27.5% in the quarter. Share of Marlboro was up by 0.5 points to 12.5%, and up slightly by 0.1 point compared to its 2011 exit share of 12.4%, supported by the introduction of Marlboro Black Menthol Edge 1 and Marlboro Black Menthol Edge 8 in May and Marlboro Ice Blast 1 and Marlboro Ice Blast 5 in July. Share of Lark was down by 0.5 points to 8.2%, down by 0.4 points compared to its 2011 exit share of 8.6%. Share of Philip Morris was down by 0.2 points to 2.3%, and by 0.2 points compared to its 2011 exit share of 2.5%. PMI’s market share was down by 3.8 points to 27.8% September year-to-date or by 0.4 points compared to its 2011 exit share.

In Korea, the total cigarette market was up by 0.5% to 24.3 billion units. September year-to-date, the total cigarette market increased by 0.4% to 67.5 billion units. PMI’s shipment volume decreased by 8.9% in the quarter and by 1.5% September year-to-date, reflecting the impact of PMI’s price increases in February 2012. While PMI’s market share in the quarter of 19.0% was down by 2.1 points, it was up by 0.2 points versus the second quarter of 2012. Market share of Marlboro and Parliament in the quarter was down by 1.9 and 0.7 points to 7.5% and 6.4%, respectively, partly offset by Virginia Slims, up by 0.9 points to 4.4%, reflecting the positive impact of its price repositioning in April 2012. PMI’s market share of 19.3% September year-to-date was down by 0.4 points.

In the Philippines, the total cigarette market increased by 2.3% to 24.7 billion units. September year-to-date, the total cigarette market increased by 2.6% to 74.8 billion units. PMI’s shipment volume decreased by 0.2% in the quarter and was essentially flat September year-to-date, mainly reflecting the impact of PMI’s price increases in January 2012. PMI’s market share was down by 2.2 points to 90.8%, due primarily to share declines of Champion and Hope. Marlboro’s market share was up by 0.2 points to 21.2%. Market share of Fortune was up by 3.1 points to 50.1%. PMI’s market share of 92.0% September year-to-date was down by 2.3 points.

LATIN AMERICA & CANADA REGION

In Latin America & Canada, net revenues decreased by 2.4% to $827 million, including unfavorable currency of $82 million. Excluding the impact of currency, net revenues increased by 7.3%, reflecting favorable pricing of $100 million, principally in Argentina, Brazil, Canada and Mexico, partially offset by unfavorable volume/mix of $38 million. September year-to-date, net revenues, excluding currency, were up by 6.4%, driven by higher pricing of $197 million, marginally offset by unfavorable volume/mix of $41 million.

Operating companies income increased by 4.7% to $267 million. Excluding the unfavorable impact of currency of $17 million, operating companies income increased by 11.4%, primarily reflecting favorable pricing, partially offset by unfavorable volume/mix and higher costs, primarily related to manufacturing restructuring costs and investments in distribution infrastructure, notably in Brazil and Colombia. Adjusted operating companies income increased by 4.1% as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency, increased by 10.5% in the quarter and by 6.6% September year-to-date.

Latin America & Canada Operating Companies Income ($ Millions)

	Third-Quarter				Nine Months Year-To-Date
	2012	2011	Change		2012	2011	Change
Reported OCI	$267	$255	4.7%		$753	$774	(2.7)%
Asset impairment & exit costs	(10)	(11)			(26)	(12)

Adjusted OCI	$277	$266	4.1%		$779	$786	(0.9)%
Adjusted OCI Margin*	33.5%	31.4%	2.1	p.p.	31.9%	32.0%	(0.1	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin increased by 0.9 percentage points to 32.3%, as detailed on Schedule 11 or up by 0.1 point to 32.1% September year-to-date, as detailed on Schedule 15.

PMI’s cigarette shipment volume in Latin America & Canada decreased by 4.9% in the quarter, mainly due to a lower total market in Argentina, Brazil, Colombia and Mexico, or by 1.8% September year-to-date. Shipment volume of Marlboro decreased by 2.6% in the quarter, principally due to declines in Argentina and Mexico, and increased by 1.3% September year-to-date.

Latin America & Canada Key Market Commentaries

In Argentina, the total cigarette market declined by 4.8% to 10.2 billion units in the quarter, mainly reflecting the timing of trade inventory movements and a deceleration in the economy, and by 0.8% to 32.1 billion units September year-to-date. PMI’s cigarette shipment volume in the quarter decreased by 3.8% and by 0.1% September year-to-date. PMI’s market share was up in the quarter by 1.1 points to 75.0%, reflecting growth of mid-price Philip Morris, up by 2.0 share points to 39.8%, partly offset by low-price Next, down by 0.4 points to 3.1%. Market share of Marlboro was down by 0.2 to 24.0%. PMI’s market share was up September year-to-date by 0.9 points to 74.9%.

In Canada, the total tax-paid cigarette market increased in the quarter by 1.4% to 8.7 billion units, reflecting favorable seasonality and improved economic conditions in the mid-west region. The total tax-paid cigarette market was up by 0.5% to 24.1 billion units September year-to-date. PMI’s cigarette shipment volume in the quarter declined by 1.2% and by 1.9% September year-to-date. PMI’s market share was down in the quarter by 1.0 point to 33.3%, primarily reflecting share losses in the mid-price segment. Market share of premium brands Benson & Hedges and Belmont combined were essentially flat, and low-price brand Next was up by 0.7 points to 7.7%, offset by mid-price Number 7 and Canadian Classics, and low-price Accord and Quebec Classique, down by 0.3, 0.4, 0.4 and 0.2 share points, to 3.8%, 8.4%, 3.1% and 2.4%, respectively. PMI’s market share September year-to-date was down by 0.6 points to 33.5%.

In Mexico, the total cigarette market was down in the quarter by 4.1% to 8.4 billion units. The total cigarette market was down by 1.3% to 24.6 billion units September year-to-date. PMI’s cigarette shipment volume decreased by 3.5% in the quarter and increased by 0.9% September year-to-date. PMI’s market share grew in the quarter by 0.4 points to 73.6%, led by Marlboro, up by 0.8 share points to 53.6%. Market share of premium Benson & Hedges was flat at 6.1% while share of low-price Delicados decreased by 0.6 points to 10.5%. PMI’s market share grew September year-to-date by 1.6 points to 73.6%.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 180 countries. In 2011, the company held an estimated 16.0% share of the total international cigarette market outside of the U.S., or 28.1% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements. Achievement of projected results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.

PMI’s business risks include: significant increases in cigarette-related taxes; the imposition of discriminatory excise tax structures; fluctuations in customer inventory levels due to increases in product taxes and prices; increasing marketing and regulatory restrictions, often with the goal of preventing the use of tobacco products; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; litigation related to tobacco use; intense competition; the effects of global and individual country economic, regulatory and political developments; changes in adult smoker behavior; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations; adverse changes in applicable corporate tax laws; adverse changes in the cost and quality of tobacco and other agricultural products and raw materials; and the integrity of its information systems. PMI’s future profitability may also be adversely affected should it be unsuccessful in its attempts to produce products with the potential to reduce the risk of smoking-related diseases; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; or if it is unable to attract and retain the best global talent.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended June 30, 2012. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.

###

Schedule 1

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended September 30,

($ in millions, except per share data)

(Unaudited)

	2012	2011	% Change
Net revenues	$19,592	$20,706	(5.4)%
Cost of sales	2,584	2,847	(9.2)%
Excise taxes on products (1)	11,672	12,344	(5.4)%

Gross profit	5,336	5,515	(3.2)%
Marketing, administration and research costs	1,606	1,721
Asset impairment and exit costs	34	43

Operating companies income	3,696	3,751	(1.5)%
Amortization of intangibles	24	25
General corporate expenses	49	49

Operating income	3,623	3,677	(1.5)%
Interest expense, net	211	192

Earnings before income taxes	3,412	3,485	(2.1)%
Provision for income taxes	1,088	1,024	6.3%

Net earnings	2,324	2,461	(5.6)%
Net earnings attributable to noncontrolling interests	97	84

Net earnings attributable to PMI	$2,227	$2,377	(6.3)%

Per share data:(2)
Basic earnings per share	$1.32	$1.35	(2.2)%

Diluted earnings per share	$1.32	$1.35	(2.2)%

(1)	The segment detail of excise taxes on products sold for the quarters ended September 30, 2012 and 2011 is shown on Schedule 2.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended September 30, 2012 and 2011 are shown on Schedule 4, Footnote 1.

Schedule 2

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended September 30,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total
2012	Net Revenues (1)	$6,904	$5,125	$5,174	$2,389	$19,592
	Excise Taxes on Products	(4,779)	(2,918)	(2,413)	(1,562)	(11,672)

	Net Revenues excluding Excise Taxes	2,125	2,207	2,761	827	7,920

2011	Net Revenues	$8,155	$4,921	$5,143	$2,487	$20,706
	Excise Taxes on Products	(5,649)	(2,711)	(2,344)	(1,640)	(12,344)

	Net Revenues excluding Excise Taxes	2,506	2,210	2,799	847	8,362

Variance	Currency	(334)	(211)	(104)	(82)	(731)
	Acquisitions	—	7	—	—	7
	Operations	(47)	201	66	62	282

	Variance Total	(381)	(3)	(38)	(20)	(442)
	Variance Total (%)	(15.2)%	(0.1)%	(1.4)%	(2.4)%	(5.3)%

	Variance excluding Currency	(47)	208	66	62	289
	Variance excluding Currency (%)	(1.9)%	9.4%	2.4%	7.3%	3.5%

	Variance excluding Currency & Acquisitions	(47)	201	66	62	282
	Variance excluding Currency & Acquisitions (%)	(1.9)%	9.1%	2.4%	7.3%	3.4%

(1)	2012 Currency decreased net revenues as follows:

European Union	$(1,135)
EEMA	(559)
Asia	(273)
Latin America & Canada	(265)

$(2,232)

Schedule 3

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended September 30,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2012	$1,085	$1,047	$1,297	$267	$3,696
2011	1,262	925	1,309	255	3,751
% Change	(14.0)%	13.2%	(0.9)%	4.7%	(1.5)%

Reconciliation:
For the quarter ended September 30, 2011	$1,262	$925	$1,309	$255	$3,751

2011 Asset impairment and exit costs	11	16	5	11	43
2012 Asset impairment and exit costs	—	—	(24)	(10)	(34)

Acquired businesses	—	2	—	—	2
Currency	(151)	(59)	(9)	(17)	(236)
Operations	(37)	163	16	28	170

For the quarter ended September 30, 2012	$1,085	$1,047	$1,297	$267	$3,696

Schedule 4

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Diluted Earnings Per Share

For the Quarters Ended September 30,

($ in millions, except per share data)

(Unaudited)

Diluted E.P.S.
2012 Diluted Earnings Per Share	$1.32 (1)
2011 Diluted Earnings Per Share	$1.35 (1)
Change	$(0.03)
% Change	(2.2)%

Reconciliation:
2011 Diluted Earnings Per Share	$1.35 (1)

Special Items:
2012 Asset impairment and exit costs	(0.01)
2012 Tax items	(0.05)
2011 Asset impairment and exit costs	0.02
2011 Tax items	—
Currency	(0.07)
Interest	(0.01)
Change in tax rate	—
Impact of lower shares outstanding and share-based payments	0.05
Operations	0.04

2012 Diluted Earnings Per Share	$1.32 (1)

(1)	Basic and diluted EPS were calculated using the following (in millions):

	Q3 2012	Q3 2011
Net earnings attributable to PMI	$2,227	$2,377
Less distributed and undistributed earnings attributable to share-based payment awards	12	14

Net earnings for basic and diluted EPS	$2,215	$2,363

Weighted-average shares for basic EPS	1,683	1,749
Plus incremental shares from assumed conversions:
Stock Options	—	—

Weighted-average shares for diluted EPS	1,683	1,749

Schedule 5

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Nine Months Ended September 30,

($ in millions, except per share data)

(Unaudited)

	2012	2011	% Change
Net revenues	$57,651	$57,470	0.3%
Cost of sales	7,692	7,986	(3.7)%
Excise taxes on products (1)	34,163	34,044	0.3%

Gross profit	15,796	15,440	2.3%
Marketing, administration and research costs	4,888	4,776
Asset impairment and exit costs	50	60

Operating companies income	10,858	10,604	2.4%
Amortization of intangibles	73	73
General corporate expenses	155	135

Operating income	10,630	10,396	2.3%
Interest expense, net	633	613

Earnings before income taxes	9,997	9,783	2.2%
Provision for income taxes	3,034	2,850	6.5%

Net earnings	6,963	6,933	0.4%
Net earnings attributable to noncontrolling interests	258	228

Net earnings attributable to PMI	$6,705	$6,705	—%

Per share data:(2)
Basic earnings per share	$3.92	$3.76	4.3%

Diluted earnings per share	$3.92	$3.76	4.3%

(1)	The segment detail of excise taxes on products sold for the nine months ended September 30, 2012 and 2011 is shown on Schedule 6.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the nine months ended September 30, 2012 and 2011 are shown on Schedule 8, Footnote 1.

Schedule 6

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Nine Months Ended September 30,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total
2012	Net Revenues (1)	$20,654	$14,256	$15,668	$7,073	$57,651
	Excise Taxes on Products	(14,191)	(8,063)	(7,275)	(4,634)	(34,163)

	Net Revenues excluding Excise Taxes	6,463	6,193	8,393	2,439	23,488

2011	Net Revenues	$22,650	$13,195	$14,577	$7,048	$57,470
	Excise Taxes on Products	(15,646)	(7,286)	(6,519)	(4,593)	(34,044)

	Net Revenues excluding Excise Taxes	7,004	5,909	8,058	2,455	23,426

Variance	Currency	(583)	(411)	(59)	(172)	(1,225)
	Acquisitions	—	27	1	—	28
	Operations	42	668	393	156	1,259

	Variance Total	(541)	284	335	(16)	62
	Variance Total (%)	(7.7)%	4.8%	4.2%	(0.7)%	0.3%

	Variance excluding Currency	42	695	394	156	1,287
	Variance excluding Currency (%)	0.6%	11.8%	4.9%	6.4%	5.5%

	Variance excluding Currency & Acquisitions	42	668	393	156	1,259
	Variance excluding Currency & Acquisitions (%)	0.6%	11.3%	4.9%	6.4%	5.4%

(1)	2012 Currency decreased net revenues as follows:

European Union	$(2,002)
EEMA	(1,337)
Asia	(300)
Latin America & Canada	(574)

$(4,213)

Schedule 7

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Nine Months Ended September 30,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2012	$3,232	$2,805	$4,068	$753	$10,858
2011	3,548	2,482	3,800	774	10,604
% Change	(8.9)%	13.0%	7.1%	(2.7)%	2.4%

Reconciliation:
For the nine months ended September 30, 2011	$3,548	$2,482	$3,800	$774	$10,604

2011 Asset impairment and exit costs	23	18	7	12	60
2012 Asset impairment and exit costs	—	—	(24)	(26)	(50)

Acquired businesses	—	4	—	—	4
Currency	(306)	(183)	47	(59)	(501)
Operations	(33)	484	238	52	741

For the nine months ended September 30, 2012	$3,232	$2,805	$4,068	$753	$10,858

Schedule 8

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Diluted Earnings Per Share

For the Nine Months Ended September 30,

($ in millions, except per share data)

(Unaudited)

Diluted E.P.S.
2012 Diluted Earnings Per Share	$3.92 (1)
2011 Diluted Earnings Per Share	$3.76 (1)
Change	$0.16
% Change	4.3%

Reconciliation:
2011 Diluted Earnings Per Share	$3.76 (1)

Special Items:
2012 Asset impairment and exit costs	(0.02)
2012 Tax items	(0.05)
2011 Asset impairment and exit costs	0.03
2011 Tax items	(0.02)

Currency	(0.19)
Interest	(0.01)
Change in tax rate	—
Impact of lower shares outstanding and share-based payments	0.17
Operations	0.25

2012 Diluted Earnings per Share	$3.92 (1)

(1)	Basic and diluted EPS were calculated using the following (in millions):

	YTD September 2012	YTD September 2011
Net earnings attributable to PMI	$6,705	$6,705
Less distributed and undistributed earnings attributable to share-based payment awards	36	38

Net earnings for basic and diluted EPS	$6,669	$6,667

Weighted-average shares for basic EPS	1,701	1,771
Plus incremental shares from assumed conversions:
Stock Options	—	—

Weighted-average shares for diluted EPS	1,701	1,771

Schedule 9

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

(Unaudited)

	September 30, 2012		December 31, 2011
Assets
Cash and cash equivalents	$4,817		$2,550
All other current assets	12,783		12,309
Property, plant and equipment, net	6,364		6,250
Goodwill	9,903		9,928
Other intangible assets, net	3,651		3,697
Other assets	791		754

Total assets	$38,309		$35,488

Liabilities and Stockholders’ (Deficit) Equity
Short-term borrowings	$2,141		$1,511
Current portion of long-term debt	2,775		2,206
All other current liabilities	11,810		11,077
Long-term debt	17,520		14,828
Deferred income taxes	1,902		1,976
Other long-term liabilities	2,045		2,127

Total liabilities	38,193		33,725

Redeemable noncontrolling interest	1,276		1,212

Total PMI stockholders’ (deficit) equity	(1,481)		229
Noncontrolling interests	321		322

Total stockholders’ (deficit) equity	(1,160)		551

Total liabilities and stockholders’ (deficit) equity	$38,309		$35,488

Total debt	$22,436		$18,545
Total debt to EBITDA	1.55	(1)	1.29	(1)
Net debt to EBITDA	1.22	(1)	1.12	(1)

(1)	For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 18.

Schedule 10

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Quarters Ended September 30,

($ in millions)

(Unaudited)

2012								2011			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$6,904	$4,779	$2,125	$(334)	$2,459	$—	$2,459	European Union	$8,155	$5,649	$2,506	(15.2)%	(1.9)%	(1.9)%
5,125	2,918	2,207	(211)	2,418	7	2,411	EEMA	4,921	2,711	2,210	(0.1)%	9.4%	9.1%
5,174	2,413	2,761	(104)	2,865	—	2,865	Asia	5,143	2,344	2,799	(1.4)%	2.4%	2.4%
2,389	1,562	827	(82)	909	—	909	Latin America & Canada	2,487	1,640	847	(2.4)%	7.3%	7.3%

$19,592	$11,672	$7,920	$(731)	$8,651	$7	$8,644	PMI Total	$20,706	$12,344	$8,362	(5.3)%	3.5%	3.4%

2012								2011			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$1,085			$(151)	$1,236	$—	$1,236	European Union			$1,262	(14.0)%	(2.1)%	(2.1)%
1,047			(59)	1,106	2	1,104	EEMA			925	13.2%	19.6%	19.4%
1,297			(9)	1,306	—	1,306	Asia			1,309	(0.9)%	(0.2)%	(0.2)%
267			(17)	284	—	284	Latin America & Canada			255	4.7%	11.4%	11.4%

$3,696			$(236)	$3,932	$2	$3,930	PMI Total			$3,751	(1.5)%	4.8%	4.8%

Schedule 11

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Quarters Ended September 30,

($ in millions)

(Unaudited)

2012								2011			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions
$1,085	$—	$1,085	$(151)	$1,236	$—	$1,236	European Union	$1,262	$(11)	$1,273	(14.8)%	(2.9)%	(2.9)%
1,047	—	1,047	(59)	1,106	2	1,104	EEMA	925	(16)	941	11.3%	17.5%	17.3%
1,297	(24)	1,321	(9)	1,330	—	1,330	Asia	1,309	(5)	1,314	0.5%	1.2%	1.2%
267	(10)	277	(17)	294	—	294	Latin America & Canada	255	(11)	266	4.1%	10.5%	10.5%

$3,696	$(34)	$3,730	$(236)	$3,966	$2	$3,964	PMI Total	$3,751	$(43)	$3,794	(1.7)%	4.5%	4.5%

2012								2011			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions
$1,236	$2,459	50.3%		$1,236	$2,459	50.3%	European Union	$1,273	$2,506	50.8%		(0.5)	(0.5)
1,106	2,418	45.7%		1,104	2,411	45.8%	EEMA	941	2,210	42.6%		3.1	3.2
1,330	2,865	46.4%		1,330	2,865	46.4%	Asia	1,314	2,799	46.9%		(0.5)	(0.5)
294	909	32.3%		294	909	32.3%	Latin America & Canada	266	847	31.4%		0.9	0.9

$3,966	$8,651	45.8%		$3,964	$8,644	45.9%	PMI Total	$3,794	$8,362	45.4%		0.4	0.5

(1)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 10.

Schedule 12

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Quarters Ended September 30,

(Unaudited)

	2012	2011	% Change
Reported Diluted EPS	$1.32	$1.35	(2.2)%

Adjustments:
Asset impairment and exit costs	0.01	0.02
Tax items	0.05	—

Adjusted Diluted EPS	$1.38	$1.37	0.7%

Less:
Currency impact	(0.07)

Adjusted Diluted EPS, excluding Currency	$1.45	$1.37	5.8%

Schedule 13

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Quarters Ended September 30,

(Unaudited)

	2012	2011	% Change
Reported Diluted EPS	$1.32	$1.35	(2.2)%

Less:
Currency impact	(0.07)

Reported Diluted EPS, excluding Currency	$1.39	$1.35	3.0%

Schedule 14

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Nine Months Ended September 30,

($ in millions)

(Unaudited)

2012								2011			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$20,654	$14,191	$6,463	$(583)	$7,046	$—	$7,046	European Union	$22,650	$15,646	$7,004	(7.7)%	0.6%	0.6%
14,256	8,063	6,193	(411)	6,604	27	6,577	EEMA	13,195	7,286	5,909	4.8%	11.8%	11.3%
15,668	7,275	8,393	(59)	8,452	1	8,451	Asia	14,577	6,519	8,058	4.2%	4.9%	4.9%
7,073	4,634	2,439	(172)	2,611	—	2,611	Latin America & Canada	7,048	4,593	2,455	(0.7)%	6.4%	6.4%

$57,651	$34,163	$23,488	$(1,225)	$24,713	$28	$24,685	PMI Total	$57,470	$34,044	$23,426	0.3%	5.5%	5.4%

2012								2011			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$3,232			$(306)	$3,538	$—	$3,538	European Union			$3,548	(8.9)%	(0.3)%	(0.3)%
2,805			(183)	2,988	4	2,984	EEMA			2,482	13.0%	20.4%	20.2%
4,068			47	4,021	—	4,021	Asia			3,800	7.1%	5.8%	5.8%
753			(59)	812	—	812	Latin America & Canada			774	(2.7)%	4.9%	4.9%

$10,858			$(501)	$11,359	$4	$11,355	PMI Total			$10,604	2.4%	7.1%	7.1%

Schedule 15

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Nine Months Ended September 30,

($ in millions)

(Unaudited)

2012								2011			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions
$3,232	$—	$3,232	$(306)	$3,538	$—	$3,538	European Union	$3,548	$(23)	$3,571	(9.5)%	(0.9)%	(0.9)%
2,805	—	2,805	(183)	2,988	4	2,984	EEMA	2,482	(18)	2,500	12.2%	19.5%	19.4%
4,068	(24)	4,092	47	4,045	—	4,045	Asia	3,800	(7)	3,807	7.5%	6.3%	6.3%
753	(26)	779	(59)	838	—	838	Latin America & Canada	774	(12)	786	(0.9)%	6.6%	6.6%

$10,858	$(50)	$10,908	$(501)	$11,409	$4	$11,405	PMI Total	$10,604	$(60)	$10,664	2.3%	7.0%	6.9%

2012								2011			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions
$3,538	$7,046	50.2%		$3,538	$7,046	50.2%	European Union	$3,571	$7,004	51.0%		(0.8)	(0.8)
2,988	6,604	45.2%		2,984	6,577	45.4%	EEMA	2,500	5,909	42.3%		2.9	3.1
4,045	8,452	47.9%		4,045	8,451	47.9%	Asia	3,807	8,058	47.2%		0.7	0.7
838	2,611	32.1%		838	2,611	32.1%	Latin America & Canada	786	2,455	32.0%		0.1	0.1

$11,409	$24,713	46.2%		$11,405	$24,685	46.2%	PMI Total	$10,664	$23,426	45.5%		0.7	0.7

(1)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 14.

Schedule 16

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Nine Months Ended September 30,

(Unaudited)

	2012	2011	% Change
Reported Diluted EPS	$3.92	$3.76	4.3%

Adjustments:
Asset impairment and exit costs	0.02	0.03
Tax items	0.05	(0.02)

Adjusted Diluted EPS	$3.99	$3.77	5.8%

Less:
Currency impact	(0.19)

Adjusted Diluted EPS, excluding Currency	$4.18	$3.77	10.9%

Schedule 17

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Nine Months Ended September 30,

(Unaudited)

	2012	2011	% Change
Reported Diluted EPS	$3.92	$3.76	4.3%

Less:
Currency impact	(0.19)

Reported Diluted EPS, excluding Currency	$4.11	$3.76	9.3%

Schedule 18

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios

($ in millions, except ratios)

(Unaudited)

	For the Year Ended September 30, 2012			For the Year Ended December 31, 2011
	October ~ December 2011	January ~ September 2012	12 months rolling
Earnings before income taxes	$2,749	$9,997	$12,746	$12,532
Interest expense, net	187	633	820	800
Depreciation and amortization	250	665	915	993

EBITDA	$3,186	$11,295	$14,481	$14,325

			September 30, 2012	December 31, 2011
Short-term borrowings			$2,141	$1,511
Current portion of long-term debt			2,775	2,206
Long-term debt			17,520	14,828

Total Debt			$22,436	$18,545
Less: Cash and cash equivalents			4,817	2,550

Net Debt			$17,619	$15,995

Ratios
Total Debt to EBITDA			1.55	1.29

Net Debt to EBITDA			1.22	1.12

Schedule 19

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency

Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency

For the Quarters and Nine Months Ended September 30,

($ in millions)

(Unaudited)

	For the Quarters Ended September 30,			For the Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Net cash provided by operating activities(a)	$2,393	$3,053	(21.6)%	$7,771	$9,568	(18.8)%

Less:
Capital expenditures	243	223		719	568

Free cash flow	$2,150	$2,830	(24.0)%	$7,052	$9,000	(21.6)%

Less:
Currency impact	169			(270)

Free cash flow, excluding currency	$1,981	$2,830	(30.0)%	$7,322	$9,000	(18.6)%

	For the Quarters Ended September 30,			For the Nine Months Ended September 30,
	2012	2011	% Change	2012	2011	% Change
Net cash provided by operating activities(a)	$2,393	$3,053	(21.6)%	$7,771	$9,568	(18.8)%

Less:
Currency impact	139			(316)

Net cash provided by operating activities, excluding currency	$2,254	$3,053	(26.2)%	$8,087	$9,568	(15.5)%

(a)	Operating cash flow.

Schedule 20

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS

For the Year Ended December 31,

(Unaudited)

2011
Reported Diluted EPS	$4.85
Adjustments:
Asset impairment and exit costs	0.05
Tax items	(0.02)

Adjusted Diluted EPS	$4.88